Exhibit 99.2

OceanLight Acquisition Corporation Announces Closing of Initial Public Offering

Your publication date and time will appear here.	Source: OceanLight Acquisition Corporation

NEW YORK, Aug. 10, 2026 (GLOBE NEWSWIRE) – OceanLight Acquisition Corporation (Nasdaq: OCLTU, the “Company”) announced today the closing of its initial public offering (“IPO”) of 10,000,000 units at an offering price of $10.00 per unit. The underwriters have a 45-day option from the date of the prospectus to purchase up to an additional 1,500,000 units from the Company at the IPO price to cover over-allotments, if any.

Each unit consists of one ordinary share, one right to receive one-fourth (1/4) of one ordinary share upon the consummation of the Company’s initial business combination, and one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one ordinary share at an exercise price of $11.50 per share, subject to adjustment. The units are listed on The Nasdaq Global Market (“Nasdaq”) and began trading under the ticker symbol “OCLTU” on August 7, 2026. Once the securities comprising the units begin separate trading, the ordinary shares, rights and warrants are expected to be listed on Nasdaq under the symbols “OCLT,” “OCLTR,” and “OCLTW,” respectively.

Polaris Advisory Partners LLC, a division of Kingswood Capital Partners LLC, served as the sole book-running manager for the offering.

Celine and Partners, P.L.L.C. served as legal counsel to the Company. O’Melveny & Myers LLP served as legal counsel to Polaris Advisory Partners LLC. OceanLight Capital Sponsor Ltd. is the sponsor of the Company.

A registration statement on Form S-1 relating to the securities (File No. 333-296802) was previously filed with the Securities and Exchange Commission (“SEC”) and was declared effective by the SEC on August 7, 2026. This offering was made only by means of a prospectus forming part of the effective registration statement. Copies of the prospectus may be obtained on the SEC’s website at http://www.sec.gov. Copies of the prospectus may also be obtained, when available, by contacting Kingswood Capital Partners, LLC, 126 East 56th Street, Suite 22S, New York, NY 10022, by calling 212-487-1080, or by emailing Syndicate@kingswoodUS.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About OceanLight Acquisition Corporation

The Company is a blank check company incorporated in the Cayman Islands as an exempted company with limited liability for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region. The Company is led by Mr. Ping Zhang, the Company’s Chairman, Chief Executive Officer and Chief Financial Officer.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination and the anticipated use of the net proceeds of the offering. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Ping Zhang

Chief Executive Officer

OceanLight Acquisition Corporation

(212) 574-4425